                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement

/X/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                Anacomp, Inc.
- --------------------------------------------------------------------------------
                 (Name of Registrant as Specified in Charter)

                               Suzanne Bellamy
- --------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

    Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                 ANACOMP, INC.
                          11550 NORTH MERIDIAN STREET
                                 P.O. BOX 40888
                          INDIANAPOLIS, INDIANA 46240
                                 (317) 844-9666

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
- --------------------------------------------------------------------------------

To Our Shareholders:

     The 1995 Annual Meeting ("Annual Meeting") of Shareholders of Anacomp, Inc., will be held at the Red Lion Inn, 7450 Hazard Center Drive, San Diego, California on January 27, 1995, at 11:00 a.m., for the following purposes:

        1. To elect seven directors for a one-year term.

        2. To transact such other business as may properly come before the meeting or any adjournments thereof.

     If you do not expect to attend the meeting, please sign, date and return the enclosed proxy in the enclosed return envelope to which no postage need be affixed if mailed in the United States.

     Only shareholders of record at the close of business on December 2, 1994, will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. In the event there are not sufficient votes for approval of one or more of the above matters at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

                                          By order of the Board of Directors,

                                          Louis P. Ferrero
                                            Chairman of the Board

Dated: December 22, 1994
Indianapolis, Indiana

                             PLEASE SIGN AND RETURN
                               THE ENCLOSED PROXY

                                 ANACOMP, INC.
                          11550 NORTH MERIDIAN STREET
                                 P.O. BOX 40888
                          INDIANAPOLIS, INDIANA 46240
                                 (317) 844-9666

                         ANNUAL MEETING OF SHAREHOLDERS
                                JANUARY 27, 1995

                                PROXY STATEMENT

                SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

     This Proxy Statement is furnished to the holders (the "Shareholders") of Common Stock, par value $.01 per share (the "Common Stock") of Anacomp, Inc., an Indiana corporation (the "Company"), by the Board of Directors in connection with the solicitation of proxies to be used in voting at the 1995 Annual Meeting of Shareholders to be held on January 27, 1995 at the Red Lion Inn, 7450 Hazard Center Drive, San Diego, California, and at any adjournments thereof. The approximate date on which this Proxy Statement and the accompanying form of proxy are being mailed to Shareholders is December 22, 1994.

     The enclosed proxy is solicited by the Board of Directors of the Company. A person giving a proxy has the power to revoke it at any time before it is exercised by giving written notice to the Secretary of the Company or by attending the Annual Meeting and voting in person. The proxy, if returned properly executed and not subsequently revoked, will be voted in accordance with the choices made by the Shareholders with respect to the proposals listed thereon. IF A CHOICE IS NOT MADE WITH RESPECT TO THE PROPOSALS, THE PROXY WILL BE VOTED FOR THE ELECTION OF THE BOARD OF DIRECTORS' NOMINEES. IF ANY OTHER MATTERS SHOULD BE PRESENTED AT THE ANNUAL MEETING, THE HOLDERS OF THE PROXIES WILL VOTE ON SUCH MATTERS IN ACCORDANCE WITH THE VIEWS OF A MAJORITY OF THE DIRECTORS.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting, and such inspectors will determine whether or not a quorum is present. The presence in person or by proxy of the holders of a majority of the outstanding Common Stock in the aggregate constitutes a quorum for the transaction of business. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the Shareholders for a vote. If a quorum exists, action on any matter (other than the election of Directors) is approved if the votes properly cast favoring the action exceed the votes properly cast opposing the action. Directors shall be elected by a plurality of the votes properly cast. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

     The cost of this solicitation will be borne by the Company. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may communicate with Shareholders personally or by mail, telephone, telegram or otherwise for the purpose of soliciting such proxies. The Company has also retained Chemical Bank to aid in the solicitation of proxies from individual shareholders, brokerage firms, banks and institutional holders of shares. The fee for such services is $7,000 plus expenses. The Company will reimburse brokers and other nominees for their reasonable out-of-pocket expenses in forwarding solicitation material to beneficial owners of shares held of record by such brokers or nominees. A copy of the Company's Annual Report to Shareholders accompanies this Proxy Statement. THE COMPANY WAS REQUIRED TO FILE AN ANNUAL REPORT FOR ITS FISCAL YEAR ENDED SEPTEMBER 30, 1994 ON FORM 10-K WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"). A COPY OF THE FORM 10-K IS INCLUDED WITH THE COMPANY'S ANNUAL REPORT TO SHAREHOLDERS. SHAREHOLDERS MAY OBTAIN A COPY OF THE COMPLETE EXHIBITS TO THE FORM 10-K BY WRITING TO ANACOMP, INC., 11550 N. MERIDIAN STREET, P.O. BOX 40888, INDIANAPOLIS, INDIANA 46240.

                               VOTING SECURITIES

     As of December 2, 1994, the record date for the determination of Shareholders entitled to notice of and to vote at the meeting, there were 45,784,836 shares of Common Stock issued and outstanding. All amounts listed herein for shares of Common Stock of the Company and for prices for such shares have been adjusted for all stock dividends and stock splits declared. Each share of Common Stock is entitled to one vote on all matters.

          SECURITY OWNERSHIP OF MANAGEMENT AND OTHER BENEFICIAL OWNERS

     The following table sets forth certain information regarding the beneficial ownership of Common Stock by each director and named executive officer and by all directors and executive officers of the Company as a group and of certain other beneficial owners of more than 5% of any class of the Company's voting securities as of December 1, 1994, unless otherwise noted. Each such person has sole voting and dispositive power with respect to such securities, except as otherwise indicated.

                        DIRECTORS AND EXECUTIVE OFFICERS

                                                                      SHARES OF STOCK       PERCENT
NAME                                                                 BENEFICIALLY OWNED     OF CLASS
- ----------------------------------------------------------------------------------------------------
Louis P. Ferrero                                                            990,968(a)         2.1%
Clark A. Johnson                                                             50,000(b)         0.1%
Richard E. Neal                                                              93,505(c)         0.2%
Roger S. Palamara                                                           118,013(d)         0.3%
Paul G. Roland                                                               67,138(e)         0.1%
J. Mark Woods                                                               557,918(f)         1.2%
Frederick W. Zuckerman                                                       54,626(g)         0.1%
Jack R. O'Donnell                                                           129,502(h)         0.3%
P. Lang Lowrey                                                               64,377(i)         0.1%
Thomas R. Simmons                                                           189,631(j)         0.4%
All directors and executive officers of the Company as a group (18
  persons)                                                                2,967,936(k)         6.2%

                                      OTHER BENEFICIAL OWNERS

Merrill Lynch & Co., Inc.
  World Financial Center
  250 Vesey St.
  New York, NY 10281-1323                                                 4,058,941(l)         8.8%

Wellington Management Co.
  75 State St.
  Boston, MA 02109                                                        3,462,250(m)         7.6%

- ---------------

(a) Includes 11,428 shares issuable upon the conversion of the Company's 13 7/8% Convertible Subordinated Debentures due January 15, 2002, and 828,314 shares issuable upon the exercise of stock options.

(b)  Includes 40,000 shares issuable upon the exercise of stock options.

(c)  Includes 50,000 shares issuable upon the exercise of stock options.

(d)  Includes 50,000 shares issuable upon the exercise of stock options.

(e)  Includes 50,000 shares issuable upon the exercise of stock options.

(f)  Includes 430,859 shares issuable upon the exercise of stock options.

(g)  Represents 54,626 shares issuable upon the exercise of stock options.

(h)  Includes 83,334 shares issuable upon the exercise of stock options.

(i)  Includes 64,334 shares issuable upon the exercise of stock options.

(j)  Includes 183,417 shares issuable upon the exercise of stock options.

(k) Includes 11,656 shares issuable upon the conversion of the Company's 13 7/8% Convertible Subordinated Debentures due January 15, 2002, and 2,403,723 shares issuable upon the exercise of stock options.

(l) Includes 553,541 shares issuable upon the exercise of the Company's Common Share Warrants. All shares represented have shared voting power and dispositive power.

(m) Represents 737,550 shares with shared voting power and 2,724,700 shares with shared dispositive power.

                         COMPLIANCE WITH SECTION 16(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten-percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that, during the fiscal year ended September 30, 1994, all Section 16(a) filings were made on a timely basis.

                             ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

     At the annual meeting seven directors are to be elected to serve for the ensuing year and until their respective successors are elected and qualified. The shares represented by the proxies will be voted for the nominees of the Board of Directors named below, unless otherwise specified on the proxy. Pursuant to the provisions of the By-Laws, the Board of Directors has fixed the number of directors at seven. All directors are elected annually.

     If any nominee becomes unavailable for any reason or a vacancy should occur before election (which events are not anticipated), the shares represented by the proxies may be voted for such other person as may be determined by the holders of such proxies in accordance with the views of a majority of the directors.

     The following table sets forth the name of each nominee for director, his principal occupation and five-year business history, the year in which he first served as a director of the Company and his age.

                                                                                   INITIAL SERVICE
        NAME AND AGE                         PRINCIPAL OCCUPATION                   AS A DIRECTOR
- --------------------------------------------------------------------------------------------------
Louis P. Ferrero, 52              Chairman of the Board and Chief Executive              1984
                                    Officer

Clark A. Johnson, 63              Chairman of the Board and Chief Executive              1991
                                    Officer, Pier 1 Imports, Inc., Ft. Worth, TX

Richard E. Neal, 69               Retired Executive Vice President, City                 1984
                                    Securities Corp., Indianapolis, IN

Roger S. Palamara, 48             Vice President, International Banking, Bank            1983
                                    One, Indianapolis, IN

Paul G. Roland, 60                Attorney and Partner of Ruckelshaus,                   1984
                                    Roland, Hasbrook & O'Connor,
                                    Indianapolis, IN

J. Mark Woods, 52                 President and Chief Operating Officer                  1988

Frederick W. Zuckerman, 60        Vice President and Treasurer, IBM                      1990
                                    Corporation, Armonk, NY

     Mr. Ferrero was appointed as President of the Company in May, 1984, and became a member of the Offices of the Chairman of the Board and Chief Executive Officer on November 6, 1984. On February 5, 1985, the Board of Directors of the Company amended the By-Laws of the Company to eliminate the Office of the Chairman of the Board and Office of the Chief Executive Officer and elected Mr. Ferrero Chairman of the Board and Chief Executive Officer. Mr. Ferrero has been a member of the Company's senior management team since he joined the Company in 1979 as part of the Company's acquisition of Computer Micrographics, Inc. At the Company, Mr. Ferrero initially served as a Senior Vice President with responsibility for micrographics field operations, and later became a Senior Division Vice President with responsibility for new business development. Mr. Ferrero is also a director of Conseco, Inc.

     The United States Securities and Exchange Commission (the "SEC") conducted an investigation relating to the trading of the Common Stock of Xidex Corporation ("Xidex") prior to the announcement in July 1988 of the possible acquisition of Xidex by the Company. In January, 1991, the SEC approved bringing a civil action against Mr. Ferrero and others alleging that Mr. Ferrero had been a source of information to others who traded prior to such announcement. The SEC allegations did not include any trading by, or financial benefit to, Mr. Ferrero. In March 1991, Mr. Ferrero settled the charges with the SEC without admitting or denying guilt and paid a fine of $277,750. Pursuant to the Company's Restated Articles of Incorporation and Mr. Ferrero's Amended and Restated Employment Agreement, the Board of Directors indemnified Mr. Ferrero the amount of the SEC settlement plus an amount equal to the Federal and State tax liability incurred by Mr. Ferrero as a result of such indemnification (a total of $428,000) plus legal fees in the amount of $35,000.

     Mr. Johnson joined Pier 1 Imports in 1985 as President and Chief Executive Officer and was elected Chairman and Chief Executive Officer in 1988. Mr. Johnson is also a director of Albertsons, Inc., Actava, Inc., Heritage Media, and InterTAN, Inc.

     Mr. Neal retired as an Executive Vice President of the investment banking firm of City Securities Corporation in Indianapolis, Indiana in June, 1994, a position which he held for more than the prior five years.

     Mr. Palamara has been Vice President of Bank One, Indianapolis, N.A., in charge of its International Services Department, since June 19, 1984.

     Mr. Roland has been a partner with the law firm of Ruckelshaus, Roland, Hasbrook & O'Connor for more than the past five years.

     Mr. Woods was elected President and Chief Operating Officer of the Company in February, 1993. He had previously served as Executive Vice President and Chief Operating Officer since May, 1989. From August, 1988 through April, 1989, he served as President of the Micrographics Group. He served as Executive Vice President and Chief Operating Officer of the Company from January, 1985 to August, 1988. He was Senior Vice President, Eastern Division, Micrographics, for the three years prior to that appointment. For more than the two years prior to that, he was a data center manager. He was elected a member of the Office of the President, Micrographics Division, in 1984.

     Mr. Zuckerman joined IBM Corporation in September, 1993, as IBM Vice President and Treasurer. Prior to that, he was with RJR Nabisco, Inc. as Senior Vice President and Treasurer from February, 1991. Prior to that, he was an independent consultant and professional director. From 1981 until September 30, 1990, he was Vice President and Treasurer of Chrysler Corporation. Mr. Zuckerman is also a director of Northeast Federal Corporation, Meditrust, Inc., The Singapore Fund, Northeast Savings Bank, The Turner Corporation, The Japan Equity Fund and NVR, Inc.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held seven meetings in the fiscal year ended September 30, 1994. No director attended less than 75% of the meetings held by the Board of Directors and the committees on which he served. The Board of Directors of the Company has an Audit Committee, a Compensation Committee, and a Nominating Committee.

     The members of the Company's Audit Committee during the fiscal year ended September 30, 1994 were Messrs. Palamara, Neal, Roland and Zuckerman. The Audit Committee met two times during the fiscal year ended September 30, 1994. The principal duties assigned to the Audit Committee are to recommend to the Board of Directors the accounting firm to be selected as independent accountants of the Company and to meet with the Company's independent accountants after completion of the annual audit and their rendering of their opinion as a result thereof, to discuss their comments thereon and the Company's accounting methods and procedures as the Audit Committee deems appropriate.

     The Nominating Committee, composed of Messrs. Ferrero, Woods, Johnson, Neal and Roland did not meet during the fiscal year ended September 30, 1994. It is the responsibility of the Nominating Committee to review and report to the Board of Directors concerning possible nominees for election to the Board of Directors. The Nominating Committee does not presently solicit nominations from Shareholders. During the fiscal year ended September 30, 1994, the Board of Directors as a whole performed the functions of the Nominating Committee.

     The Compensation Committee, composed of all non-employee directors, met two times during the fiscal year ended September 30, 1994. The Compensation Committee meets at the convenience of the Board of Directors to determine the compensation of the Chief Executive Officer and to review the compensation of other executive officers of the Company. The Compensation Committee also oversees the Employee Stock Purchase Plans, the Stock Option Plans, the Deferred Compensation Plan, the 1988 Executive Deferred Compensation Plan and the Deferred Stock Option Plan.

DIRECTOR COMPENSATION

     Directors who are not employees of the Company receive $1,000 for each directors' meeting attended, $750 for each committee meeting attended and an annual retainer of $20,000. Employee directors receive no fees. Under the Company's Stock Option Plans (1986 and 1987), directors are eligible to receive stock options in the amounts specified in such Plans. Mr. Zuckerman has an arrangement with the Company under which he receives $55,000 per year for providing financial consulting services.

                             EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth as to the Company's Chief Executive Officer and the other four most highly compensated executive officers all compensation awarded to, earned by, or paid to said individuals (the "Named Executive Officers") for all services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended September 30, 1994, 1993 and 1992, except as may otherwise be specifically noted.

                           SUMMARY COMPENSATION TABLE


                                                                                    LONG-TERM
                                                                                   COMPENSATION
                                                                                   ------------
                                                     ANNUAL COMPENSATION              AWARDS
                                              ----------------------------------   ------------
                                                                    OTHER ANNUAL      STOCK
                                     FISCAL    SALARY     BONUS     COMPENSATION     OPTIONS         ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR      ($)        ($)       ($)(1)(2)         (#)        COMPENSATION(1)
- -----------------------------------------------------------------------------------------------------------------
Louis P. Ferrero,                     1994    $500,000   $260,661         --                0            $53,122(3)(4)
Chairman and Chief                    1993     500,000    347,735         --          300,000             68,012(3)(4)
Executive Officer                     1992     350,000    867,851         --                0                 --

J. Mark Woods,                        1994     250,000    229,500         --                0              1,000(4)
President and Chief                   1993     250,000    219,250         --          200,000              1,000(4)
Operating Officer                     1992     200,000    181,182         --                0                 --

Jack R. O'Donnell,                    1994     160,000    170,331         --                0                  0
Executive Vice President,             1993     160,000    161,080         --           50,000                  0
Treasurer and Chief                   1992      89,231    143,333         --           75,000                 --
Financial Officer

P. Lang Lowrey,                       1994     147,500    180,836         --                0                  0
Vice President,                       1993     147,500    130,243         --           80,000                  0
Magnetics Group                       1992     147,500    133,622         --                0                 --

Thomas R. Simmons                     1994     147,500    137,011         --                0              1,000(4)
Vice President, Direct                1993     147,500    153,892         --          100,000              1,000(4)
Sales Division -- East                1992     147,500    128,218         --                0                 --

- ---------------

(1) In accordance with the transitional provisions applicable to the revised rules on executive officer and director compensation disclosure adopted by the Securities and Exchange Commission, amounts of Other Annual Compensation and All Other Compensation are excluded for the Company's 1992 fiscal year.

(2) The aggregate amount of perquisites and other personal benefits, securities or property, given to each Named Executive Officer valued on the basis of aggregate incremental cost to the Company did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus for each such officer during fiscal 1994 and fiscal 1993.

(3) $52,122 of this amount represents the imputed interest in 1994 ($67,012 in 1993) on Mr. Ferrero's loan from the Company, the terms of which are set forth below in the Employment Contracts section of this Proxy Statement. The interest is calculated on the basis of the applicable federal rate computed by the Internal Revenue Service.

(4) These figures include the following contributions made by the Company to the Anacomp Savings Plus Plan for fiscal 1994 and fiscal 1993: for Mr. Ferrero, Mr. Woods and Mr. Simmons, $1,000 each per year.

STOCK OPTIONS

     No stock option grants were made to any of the Named Executive Officers during fiscal 1994.

     The following table sets forth information regarding all options exercised during fiscal 1994 or held at September 30, 1994 by the Named Executive Officers.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1994
                            AND FY-END OPTION VALUES

                                                                                          VALUE OF
                                                                     NUMBER OF           UNEXERCISED
                                                                    UNEXERCISED         IN-THE-MONEY
                                       SHARES                       OPTIONS AT           OPTIONS AT
                                      ACQUIRED                      FY-END (#)           FY-END ($)
                                         ON           VALUE        EXERCISABLE/         EXERCISABLE/
               NAME                 EXERCISE (#)   REALIZED($)     UNEXERCISABLE      UNEXERCISABLE(1)
- -------------------------------------------------------------------------------------------------------
Louis P. Ferrero                          0              0        728,315/199,998       $628,313/$    0
J. Mark Woods                             0              0        364,192/133,333       $297,525/$    0
Jack R. O'Donnell                         0              0         66,667/ 58,333       $      0/$    0
P. Lang Lowrey                            0              0         37,667/ 53,333       $ 11,000/$    0
Thomas R. Simmons                         0              0        150,084/ 66,666       $117,375/$    0

- ---------------

(1) Based on the September 30, 1994 closing price of $3.00 on the New York Stock Exchange -- Composite Transactions of the Company's Common Stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Board of Directors are Messrs. Johnson, Neal, Palamara, Roland and Zuckerman, none of whom are employees of the Company.

EMPLOYMENT CONTRACTS

     All of the Named Executive Officers are party to employment agreements with the Company. Set forth below is a brief description of each such agreement.

     LOUIS P. FERRERO. As of October 1, 1992, Mr. Ferrero entered into a three-year Employment Agreement with the Company which expires on September 30, 1995. Mr. Ferrero's compensation plan for fiscal years 1994 and 1995 includes a base salary of $500,000 and a minimum annual bonus equal to 1.7% of the Company's net before-tax income. Thirty-five percent (35%) of Mr. Ferrero's gross annual bonus is applied toward repayment of his outstanding loan described below. The bonus is advanced each quarter based on quarterly results and is adjusted at fiscal year end.

     In 1987, the Company loaned Mr. Ferrero $1,800,000 (approximately $1,087,000 of which is currently outstanding after receipt of approximately $93,000 from his fiscal 1994 bonus). The loan is evidenced by a promissory note (the "Note") and is currently secured by a security interest in Mr. Ferrero's stock options and a right of set-off against any severance allowance to which Mr. Ferrero may be entitled. The Note does not bear interest during the pendency of Mr. Ferrero's full-time employment with the Company and is payable in one installment due no later than two years after the termination of Mr. Ferrero's employment with the Company or, upon demand in the event of a voluntary resignation or termination with cause. In the event Mr. Ferrero's employment is terminated due to a merger, consolidation or transfer of all or substantially all of the Company's assets or a change in control of the Company, Mr. Ferrero's loan will be forgiven in full.

     Mr. Ferrero's Employment Agreement provides that he will not compete with the Company for a period of thirty-six months following any termination of service. In consideration for such covenant not to compete, Mr. Ferrero has the right to purchase up to 255,000 Common Stock options (at an exercise price of $2.00 per share) at a purchase price of $1.00 per option during the term of his current Employment Agreement or any extension thereof.

     Mr. Ferrero's Employment Agreement further provides that in the event of a merger or consolidation where the Company is not the surviving company, or a transfer of all or substantially all of the Company's assets or a change in control of the Company, Mr. Ferrero will receive a severance allowance equal to his prior twenty-four months' compensation, including bonuses and the value of Mr. Ferrero's loan (if such loan does not remain outstanding), but excluding insurance benefits, other benefits that Mr. Ferrero continues to receive during such twenty-four month period and the one-time bonus of $500,000 received by Mr. Ferrero on January 1, 1992 (collectively, the "Severance Allowance"), if the surviving or controlling company does not agree to be bound by the terms of the Employment Agreement. In no event shall Mr. Ferrero's Severance Allowance exceed $2,000,000. If the surviving or controlling company agrees to be bound by Mr. Ferrero's Employment Agreement, Mr. Ferrero may nonetheless, within six months after the occurrence of such merger, consolidation, transfer or change in control, elect to treat the Employment Agreement as terminated and receive the Severance Allowance. In addition, Mr. Ferrero is entitled to the Severance Allowance if he is terminated without cause by the Company, if he deems a termination to have occurred due to a demotion, transfer or reduction in compensation or if his Employment Agreement is not renewed at the end of its current term or any extension thereof.

     J. MARK WOODS. Mr. Woods entered into a three-year Employment Agreement with the Company which expires on September 30, 1995. He also entered into a covenant not to compete with the Company for a period of two years following any termination of employment. Such covenant provides that it shall be void in the event of a change of control of the Company. Mr. Woods' compensation plan for fiscal year 1995 includes a base salary of $350,000 and $150,000 in bonus payments, provided that the Company meets 100% of certain revenue and profit objectives for the fiscal year. The bonus is paid at the rate of one-fourth each quarter based on quarterly results and is adjusted at fiscal year end.

     Mr. Wood's Employment Agreement provides that in the event of a merger or consolidation where the Company is not the surviving company, or a transfer of all or substantially all of the Company's assets or a change in control of the Company, Mr. Woods will receive a severance allowance equal to his prior twenty-four months' compensation if the surviving or controlling company does not agree to be bound by the terms of such Agreement. If the surviving or controlling company does agree to be bound by Mr. Woods' Employment Agreement, he may nonetheless, within six months after the occurrence of such merger, consolidation, transfer or change in control, elect to treat such Agreement as terminated and receive the severance allowance. In addition, Mr. Woods is entitled to such severance allowance if he is terminated without cause by the Company or if he deems a termination to have occurred due to a demotion, transfer or reduction in compensation.

     JACK R. O'DONNELL. Mr. O'Donnell entered into a three-year Employment Agreement with the Company which expires on February 28, 1995. He has also entered into a covenant not to compete unfairly with the Company for a period of two years following any termination of employment. Mr. O'Donnell's compensation plan for fiscal year 1995 includes a base salary of $224,000 and $96,000 in bonus payments, provided that the Company meets 100% of certain revenue and profit objectives for the fiscal year. The bonus is paid at the rate of one-fourth each quarter based on quarterly results and is adjusted at fiscal year end.

     Mr. O'Donnell's Employment Agreement provides that in the event of a merger or consolidation or a transfer of substantially all of the Company's assets or a change in control of the Company, Mr. O'Donnell will receive a severance allowance equal to his prior twenty-four months' compensation if he is subsequently terminated without cause or if he deems a termination to have occurred due to a demotion, transfer or reduction in compensation. Mr. O'Donnell is also entitled to such severance allowance if he is terminated without cause by the Company or if he deems a termination to have occurred due to a demotion, transfer or reduction in compensation.

     P. LANG LOWREY. Mr. Lowrey entered into a three-year Employment Agreement with the Company which expired on September 30, 1992. Such Agreement was renewed for a third one-year term which expires on September 30, 1995. He also entered into a covenant not to compete with the Company for a period of two years following any termination of employment. Mr. Lowrey's compensation plan for fiscal year 1995 includes a base salary of $252,000 and $108,000 in bonus payments, provided that the Magnetics Group meets 100% of certain revenue and profit objectives for the fiscal year. The bonus is paid at the rate of one-fourth each quarter based on quarterly results and is adjusted at fiscal year end.

     Mr. Lowrey's Employment Agreement provides that in the event of a merger or consolidation where the Company is not the surviving company and the surviving company does not agree to be bound by the terms of such Agreement, or a transfer of all or substantially all of the Company's assets where the transferee does not agree to be bound by the terms of such Agreement, or a change in control of the Company or a discontinuance of the business by the Company, Mr. Lowrey may elect to treat any such occurrence as a termination of such Agreement and receive a severance allowance equal to the greater of $250,000 or his prior twelve months' compensation. In addition, Mr. Lowrey is entitled to such severance allowance if he is terminated without cause by the Company or if he deems a termination to have occurred due to a demotion, change in the Company's management to whom he reports, transfer, reduction in compensation or an intentional interference by the Company with the performance of his duties.

     THOMAS R. SIMMONS. Mr. Simmons entered into a three-year Employment Agreement with the Company which expires on September 30, 1995. He has also entered into a covenant not to compete with the Company for a period of two years following any termination of employment. Mr. Simmons' compensation plan for fiscal year 1995 includes a base salary of $206,500 and $88,500 in bonus payments, provided that the Direct Sales Division-East meets 100% of certain revenue and profit objectives for the fiscal year. The bonus is paid at the rate of one-fourth each quarter based on quarterly results and is adjusted at fiscal year end.

     Mr. Simmons' Employment Agreement provides that in the event of a merger or consolidation or a transfer of substantially all of the Company's assets or a change in control of the Company, Mr. Simmons will receive a severance allowance equal to his prior twelve months' compensation if he is subsequently terminated without cause or if he deems a termination to have occurred due to a demotion, transfer or reduction in compensation. Mr. Simmons is also entitled to such severance allowance if he is terminated without cause by the Company or if he deems a termination to have occurred due to a demotion, transfer or reduction in compensation.

TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     As discussed above, the Employment Agreements of Mr. Ferrero, Mr. Woods, Mr. O'Donnell, Mr. Lowrey and Mr. Simmons provide for certain payments in the event of a termination of employment or a change of control of the Company.

                              BOARD OF DIRECTORS'
                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors exercises power over the compensation arrangement of the Chairman/Chief Executive Officer, reviews annually the compensation arrangements of all other executive officers and oversees the Company's various incentive programs, including the Employee Stock Purchase Plan, Stock Option Plans, Deferred Compensation Plans and Deferred Stock Option Plan. The Committee is composed of all non-employee directors.

     The compensation policy of the Company, which is endorsed by the Committee, is that a substantial portion of the annual compensation of each executive officer relates to and is contingent upon the individual executive's performance. As a result, much of an executive officer's annual compensation is "at risk," at target levels during fiscal 1994 amounting to approximately 50% of total cash compensation.

     The executive officers' performance for purposes of compensation decisions is measured under the annual bonus plan against goals established by the Chief Executive Officer and by the President and Chief Operating Officer and reviewed by the Committee at the start of the fiscal year. As a general principle during fiscal 1994, the bonus goals of the executive officers were tied 70% to a profit objective and 30% to a revenue objective, in most cases at levels incentivising the executive officer to achieve profit and revenue objectives higher than the prior year's actual results.

     The Committee's goal is to set total cash compensation at levels required to attract and retain qualified persons in executive officer positions. To assist the Committee in this judgment, the Company has retained the services of an outside consulting firm which has compared levels of compensation of the Company's executive officers with compensation levels for officers of 21 other companies, primarily in the electronics, electrical equipment, precision instruments, and computer industries. The consulting firm has reported to the Company that the total compensation of the Company's executive officers is competitive, that is, on balance in the middle range of compensation levels of the companies in the comparison group.

     The companies in the executive compensation comparison group are not the same as those included in the stock price performance graph following this report. The Committee believes the market for executive talent, and thus the companies appropriate for executive pay comparisons, are different from the companies that may be alternative investments for shareholders.

     The compensation of the Chief Executive Officer for the fiscal year ending September 30, 1994 was determined pursuant to a three-year employment agreement entered into prior to October 1, 1992, the terms of which are set forth in the Executive Compensation section of this Proxy Statement. Accordingly, all Committee decisions for the fiscal year ending September 30, 1994 with respect to Chief Executive Officer compensation were made prior to the period covered by this Report.

                                          Compensation Committee of the Board of
                                          Directors

                                            Clark A. Johnson
                                            Richard E. Neal
                                            Roger S. Palamara
                                            Paul G. Roland
                                            Frederick W. Zuckerman

                               PERFORMANCE GRAPH

     Set forth below is a graph showing the five-year cumulative total return (assuming reinvestment of dividends) of the Company's Common Stock as compared with Standard & Poor's 500 Stock Index and the Standard & Poor's 500 Computer Software and Services Index (performance through September, 1994).

                                                                 S&P Computer
      Measurement Period                                         Software and
    (Fiscal Year Covered)        Anacomp, Inc.      S&P 500        Services
1989                                       100             100             100
1990                                        40              91              64
1991                                        65             119              99
1992                                        65             132             121
1993                                        58             149             161
1994                                        60             155             192

                            INDEPENDENT ACCOUNTANTS

     Arthur Andersen & Co. has served as the Company's independent accountant for its most recently completed fiscal year. Representatives of Arthur Andersen & Co. have been invited to attend the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to Shareholders' questions.

                             SHAREHOLDER PROPOSALS

     Any proposal which a Shareholder intends to submit for consideration by the Shareholders at the next Annual Meeting of Shareholders of the Company must be received by the Company by August 18, 1995. Any such proposals should be sent to the Secretary of the Company at 11550 North Meridian Street, P.O. Box 40888, Indianapolis, Indiana 46240.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business which may come before the Annual Meeting of Shareholders. If any other business should come before the Meeting, the proxyholders intend to vote the proxies received in accordance with the business judgment of the proxyholders, and discretionary authority to do so is included in the accompanying form of Proxy.

                                          By Order of the Board of Directors,

                                          Louis P. Ferrero
                                            Chairman of the Board

December 22, 1994

                                ANACOMP, INC.
                         11550 NORTH MERIDIAN STREET
                                P.O. BOX 40888
                         INDIANAPOLIS, INDIANA 46240

              PROXY FOR THE 1995 ANNUAL MEETING OF SHAREHOLDERS

        The undersigned hereby appoints Louis P. Ferrero and William C. Ater, and each of them, proxies and attorneys-in-fact, with the power of substitution (the action of both of them or their substitutes present and acting or if only one be present and acting then the action of such one to be in any event controlling), to vote all stock of the undersigned at the 1995 Annual Meeting of Shareholders of Anacomp, Inc., and at any adjournment thereof as follows:

                 THIS PROXY IS CONTINUED ON THE REVERSE SIDE.

             PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE                 /X/ Please mark
     STOCKHOLDER.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR                      your choice
     PROPOSAL 1.                                                                            like this in blue
                                                                                               or black ink.
     ------------------
          COMMON


1.  The election of the nominees for director as set forth in         2.  To vote in accordance with the views of a majority of the
    the Proxy Statement accompanying the Notice of Meeting                Board of Directors on the transaction of such other busi-
    and listed below.                                                     ness as may properly come before the meeting and any
                                                                          adjournment thereof.

    Messrs. L.P. Ferrero, C.A. Johnson, R.E. Neal, R.S. Palamara,
    P.G. Roland, J.M. Woods, F.W. Zuckerman.

               FOR all            WITHHOLD AUTHORITY
              nominees         to vote for all nominess
            listed above.           listed above.
                / /                    / /                                                   If you plan to attend the annual  / /
                                                                                             meeting, please mark the box.

WITHHOLD AUTHORITY to vote for the following only (Write that nominee's name in the space provided below)

- ----------------------------------------------------------------------------









Signature(s)__________________________________________________________________________        Date________________________________
NOTE: Please sign exactly as name appears hereon, indicating official capacity. Joint shareowners should all sign.
